Exhibit 5.3

Our File Number: 10024752-10

May 3, 2012

Molson Coors Brewing Company

1225 17th Street, Suite 3200

Denver, Colorado, USA 80202

Dear Sirs:

Re:     $300,000,000 2.000% Senior Notes due 2017, $500,000,000 3.500% Senior Notes due 2022 and $1,100,000,000 5.000% Senior Notes due 2042, issued by Molson Coors Brewing Company

We have acted as local counsel to Coors International Holdco, ULC (“International Holdco”), Molson Coors Callco ULC (“Callco”), Molson Coors Capital Finance ULC (“MCCF”), and Molson Coors International General, ULC (“International General” and, collectively with International Holdco, Callco and MCCF, the “Nova Scotia Companies”) in the Province of Nova Scotia in connection with:

1.	an indenture dated as of May 3, 2012 (the “Indenture”), between, inter alios, Molson Coors Brewing Company (the “Company”), as Issuer, Molson Coors International LP, the Nova Scotia Companies, Molson Canada 2005, Coors Brewing Company, CBC Holdco LLC, MC Holding Company LLC, CBC Holdco 2 LLC, Newco3, Inc., Molson Coors Brewing Company (UK) Limited, Molson Coors Holdings Limited and Golden Acquisition, as guarantors (collectively, the “Guarantors”), and Deutsche Bank Trust Company Americas, as Trustee, which include the guarantees of each Guarantor (the “Guarantees”, as supplemented by a supplemental indenture dated as of May 3, 2012 (the “Supplemental Indenture”), between, inter alios, the Company, as Issuer, the Guarantors, and Deutsche Bank Trust Company Americas, as Trustee; and

2.	an underwriting agreement dated April 26, 2012 (the “Underwriting Agreement”), among, inter alios, the Company, as Issuer, the Guarantors, and Morgan Stanley & CO. LLC and Deutsche Bank Securities Inc., as representatives of the underwriters named therein.

The Indenture, the Guarantees, the Supplemental Indenture and the Underwriting Agreement are collectively referred to in this opinion as the “Documents”.

This opinion is delivered to you pursuant to Section 4(g) of the Underwriting Agreement.

A.	Jurisdiction

We are solicitors qualified to practise law in the Province of Nova Scotia and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable in the Province of Nova Scotia.

B.	Scope of Examinations

In connection with the opinions expressed below, we have considered such questions of law and examined originals or copies of each of the Documents and of such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter, including officer’s certificates of each of the Nova Scotia Companies, each dated May 2, 2012, regarding the constating documents of the Nova Scotia Companies and certain resolutions of the directors of the Nova Scotia Companies attached thereto (collectively, the “Officers’ Certificates”).

C.	Assumptions and Reliances

For purposes of the opinions expressed in this letter, we have assumed:

1.	the legal capacity of all individuals;

2.	the genuineness of all signatures and the authenticity of all documents submitted to us as originals; and

3.	the conformity to authentic original documents of all documents submitted to us as copies.

We have not maintained or, for the purposes of this opinion, reviewed the minute books or records of the Nova Scotia Companies. In expressing our opinions below, we have relied exclusively on the Officers’ Certificates with respect to certain factual matters, copies of which have been delivered to you. For greater certainty, we have assumed, without further investigation, that the constating documents and resolutions of each of the Nova Scotia Companies are as described in the Officers’ Certificates and all other statements set forth in each of the Officers’ Certificates are current, accurate and true.

D.	Opinions

On the basis of the foregoing we are of the opinion that each of the Nova Scotia Companies has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Documents.

The opinions expressed in this opinion letter are given solely for the benefit of the addressees hereof in connection with the transactions referred to in this opinion letter, and may not, in whole or in part, be relied upon by or shown or distributed to any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-k filed by Molson Coors Brewing Company with the United States Securities and Exchange Commission (“SEC”) on May 3, 2012. We also consent to the reference to our firm under the heading “Legal matters” in the related Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

/s/ Cox & Palmer

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